AMENDMENT TO DISTRIBUTION AGREEMENT

         WHEREAS, New Century Portfolios (formerly Weston Portfolios) (the "Trust"), on behalf of its New Century Balanced Portfolio (formerly New Century I Portfolio) (the "Fund) and Weston Securities Corp. (the "Distributor") are parties to the Distribution Agreement, dated February 28, 1990 (the "Agreement");

         WHEREAS, effective as of October 30, 1998, the Trust changed its name from Weston Portfolios to New Century Portfolios and the Fund changed its name from New Century I Portfolio to New Century Balanced Portfolio;

         WHEREAS, the parties hereto each desire to amend the Agreement to reflect the current names of the Trust and the Fund;

         NOW, THEREFORE, effective as of October 30, 1998, the Agreement is hereby amended as follows:

         1. When used in the Agreement, the terms "Weston Portfolios" and "Trust" shall mean New Century Portfolios.

         2. When used in the Agreement, the terms "New Century I Portfolio" and "Fund" shall mean New Century Balanced Portfolio.

         IN WITNESS WHEREOF, the parties have duly executed this Amendment.

                                                   NEW CENTURY PORTFOLIOS


         Attest:  /S/ ELLEN BRUNO                  /S/      WAYNE M. GRZECKI
         By:      Ellen M. Bruno                   By:      Wayne M. Grzecki
         Title:   Treasurer and Secretary          Title:    President


                                                   WESTON SECURITIES CORP.

         Attest:  /S/ JOE ROBBAT                   /S/      I. RICHARD HOROWITZ
         By:                                       By:      I. Richard Horowitz
         Title:                                    Title:   President